                                                                    Exhibit 10.3


                           MALDI-TOF MASS SPECTROMETRY

                         COLLABORATION AND OEM AGREEMENT

                                     BETWEEN

             PERKINELMER INSTRUMENTS LLC AND ITS AFFILIATES ("PKI")

                                       AND

                BRUKER DALTONICS INC. AND ITS AFFILIATES ("BDAL")

1.   BACKGROUND

- PKI wishes to offer and distribute a MALDI-TOF system to its North American pharmaceutical, biotech, food and chemical industry customers, as well as to certain international markets by Q2-2000.

- PKI requires a high-quality MALDI-TOF for a diverse range of customer applications from a supplier with a strong reputation.

- PKI has particularly strong distribution channels into pharmaceutical and food QA/QC, pharma/biotech and chemical manufacturing, pharma/biotech drug development, pre-clinical and clinical trials.

- PKI also has international distribution strength in certain markets where BDAL is not well established, e.g. Latin America, Italy, Eastern Europe, Israel, India;

- If PKI rolls out a MALDI-TOF, it intends to sell such a product in significant numbers. Eventually, PKI wishes to sell such a product globally.

- Based on the performance, automation and quality of its systems, BDAL has recently become the leading MALDI-TOF company for high-end research applications in proteomics, PKIs, and drug discovery.


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


- BDAL has significant MALDI-TOF sales into universities, medical schools, government research labs, and pharma/biotech research and drug discovery labs.

- BDAL presently does not have strong distribution into industrial QA/QC, manufacturing, clinical trials, and drug development, and BDAL does not have complete international distribution coverage

- At Pittcon 2000, BDAL will introduce a high-performance, bench-top, PC/NT-driven MALDI-TOF system called OmniFLEXT -TM-. This new product has very good performance/price ratio compared to otherbench-top MALDI-TOFs on the market. It is arguably "the first bench-top MALDI-TOF worth buying". The OmniFLEX also features an attractive industrial design, and a well thought-out intuitive GUI.

2.   OBJECTIVE

         PKI and BDAL wish to enter into a strategic alliance in MALDI-TOF mass spectrometry. In particular, PKI and BDAL wish to collaborate on the distribution of BDAL's linear bench-top OMNIFLEX -TM- MALDI-TOF system via PKI's international distribution system.

3.   TERM AND NON-COMPETE CLAUSE

         Once signed by both parties this Agreement shall initially be valid until Dec. 31, 2001 ("Phase I"). If both PKI and BDAL are satisfied with Phase I of this Agreement, and if and when the numerical targets agreed to herein for Phase I have been reached, then this Agreement shall be automatically extended to Dec. 31st, 2003 ("Phase 2"). Thereafter, this Agreement is renewable for additional two-year periods by mutual written consent.

         During the Term of this Agreement, and, except as described below, for one (1) year following the expiration or termination of this Agreement, PKI will not develop, manufacture, offer to sell, sell or deliver any other benchtop MALDI-TOF system comparable to the OmniFLEX, i.e. in the selling price range between $80,000 to $140,000, and not built by BDAL, unless BDAL cannot deliver systems without sustained, substantial and non-solvable delivery or quality problems which negatively impact PKI's ability to sell the OmniFLEX.

         Any MALDI-TOF system manufactured and/or sold by Genomic Solutions Inc. as part of a complete proteomics solution (presently called Investigator -TM-proteomics solution) via PKI or other sales channels shall be specifically excluded from this non-compete clause. Also, this non-compete clause shall not apply if PKI acquires an instrument company with a MALDI-TOF product line if that line represents less than 30% of the acquired company's business. Finally, this non-compete clause shall not apply if BDAL is not willing to sell and deliver OmniFLEX systems to PKI, for example by refusing to extend this Collaboration into a Phase 2 (see below), even though PKI may have achieved the minimum quantities of Phase I (see below).

4.   PRODUCT DEFINITION & CO-LABELLING

         The mass spectrometer that may be resold by PKI as an authorized OEM-dealer for BDAL is a linear OMNIFLEX -TM- MALDI-TOF, as described in Attachment A, which will meet the specifications contained in Attachment B. PKI may also resell additional BDAL MALDI-TOF accessories, such as MAP -TM- MALDI AutoPrep robots, AnchorChip -TM- high-sensitivity targets, various post-processing software packages, and MALDI-TOF consumables (collectively the "Accessories"), which are described on

BDAL's standard U.S. MALDI-TOF price list from time to time. The linear OmniFLEX system to be sold by PKI will be co-labeled with both, equally-sized PKI and BDAL decals on the system.

         If, during the term of this Agreement BDAL introduces a system that replaces or supersedes the OmniFLEX or introduces new Accessories, BDAL will sell such products to PKI under the terms of this Agreement.

         PKI is specifically not authorized to sell the reflector version of the OmniFLEX. If a research customer absolutely needs a reflector OmniFLEX system from the beginning, then PKI will pass this customer lead on to BDAL. The only exception to this policy is that PKI upon specific request by its linear OmniFLEX customer, may sell the reflector upgrade to PKI linear OmniFLEX customers who have accepted their PKI-purchased linear OnmiFLEX more than twelve
(12) months before those customers request an upgrade. The transfer price to PKI will be the BDAL U.S. list price minus a 10% finders' fee for PKI. BDAL will install the reflector upgrade, and provide a limited 90-day warranty on the reflector upgrade. Moreover, PKI agrees not to incentivize its sales force or product manager for reflectron upgrades sold via PKI to its customer base of linear OmniFLEX customers.

         For customer leads passed from PKI to BDAL which result in an accepted purchase order for a reflectron OmniFLEX, or a reflectron upgrade, to BDAL, BDAL will pay PKI a 5% finder's fee of the purchase order net amount, provided that PKI played a significant and substantial role in assisting BDAL with the systems sale (i.e. this would apply if a joint sales call took place, but it would not apply for passing on lists of potential customers, unqualified general leads, etc.).

         It is understood that BDAL itself will also continue to sell the OmniFLEX, including a version with an optional reflector, and nothing contained in this Agreement shall prevent BDAL from selling or distributing its OmniFLEX system also via additional third-party distribution channels in the future.

         PKI and BDAL agree that on-time deliveries and high quality are important for the success of this Collaboration. If repeated substantially late deliveries and major quality problems arise, PKI and BDAL will try to resolve these issues mutually. If BDAL cannot deliver OmniFLEX systems to PKI without sustained, substantial and non-solvable delivery or quality problems which negatively impact PKI's ability to sell the OmniFLEX, then PKI can terminate this Agreement with one hundred twenty (120) days written notice, including a ninety (90) day period during which BDAL is afforded an opportunity to fix the delivery or quality problems.

5.   INTRODUCTION AND PHASE 1

         PKI and BDAL intend to announce their strategic alliance and simultaneously introduce the OmniFLEX at Pittcon 2000 on March 13th, 2000. BDAL will loan an OmniFLEX shell or system to PKI for Pittcon 2000. If PKI can provide paint color requests and decals to BDAL very soon, then BDAL will make a best effort to have a co-labeled OmniFLEX shell or system in the PKI selected colors at the PKI booth at Pittcon.

         This strategic alliance will be announced in a joint mutually agreeable press release, which will initially be drafted by PKI.

     For Phase 1 of this Agreement until Dec. 31st, 2001, PKI with the signing of this Agreement places a firm, fixed minimum order with BDAL for [*](1) systems to be delivered to PKI at a minimum rate of [*] per month for July-October 2000, and going up to [*] per month for the thirteen month period between November 2000 and November 2001, for a minimum total of [*] systems. This order shall be accompanied by a non-refundable down-payment of forty percent (40%) of the total order value, i.e. [*], which will be credited against actual deliveries of OmniFLEX systems to PKI. Alternatively, PKI may opt to pay a cash down-payment of forty percent (40%) for the first [*] units in the amount of [*], plus an irrevocable letter of credit acceptable to BDAL for the down-payment of forty percent (40%) on the remaining [*] units in the amount of [*], with both amounts to be credited against actual deliveries of OmniFLEX systems to PKI. The letter of credit will provide that, if PKI fails to meet its commitment to purchase and take delivery of systems in accordance with the agreed upon monthly delivery rate, BDAL shall have the right, after giving thirty (30) days written notice to PKI, to call the letter of credit. The letter of credit will be reduced quarterly on the last business day of the quarter in an amount equal to the value of the units delivered to PKI during such quarter.

         Should PKI determine that it needs more systems during Phase 1, then PKI will advise BDAL as soon as practical on forecasting for additional systems deliveries. Should PKI take delivery and pay for all [*] systems (or optionally [*] systems, see below) ordered in Phase 1 well before Dec. 31st, 2001, then Phase 2 will begin earlier, i.e.

----------
(1) [*] Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.


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


whenever PKI has taken delivery and paid for the first [*](2) systems (or optionally [*] systems, see below).

         During Phase 1, PKI may re-sell the co-labeled OmniFLEX MALDI-TOF o in the US, Canada and Mexico into

         (i) the for-profit food and agriculture industries for any application, including but not limited to research, production, product safety and or distribution;

         (ii) the for-profit chemical, petroleum and polymer industries for applications involving

                (a) the characterization of raw materials, intermediates and products used in the production and distribution of synthetic polymers, bulk chemicals, specialty chemicals, and petrochemicals, and

                (b) the development of analytical methods used to support the characterizations describe in (ii)(a) above; and

                (c) research laboratories only as far as these research labs are involved in methods development for (ii)(a) and (ii)(b) above;

         (iii) QA/QC, manufacturing, drug development and clinical trials in the for-profit pharmaceutical and biotech industry for applications specifically involving

                (a) the characterization of any molecular components integral to the manufacture and distribution of commercial products, and

                (b) the characterization of any molecular component integral to the development and evaluation of pharmacologically active compounds for any

----------
(2) [*] Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

                development phase after the identification of lead candidate compounds, including characterization of polypeptides, oligonucleotides, and carbohydrates synthesized within core laboratories when these compounds are used as enabling tools for any development phase after the drug discovery phase and the identification of lead compounds.

     In Phase 1, if PKI increases the minimum order from [*](3) to [*] systems over eighteen (18) months, PKI shall have the option of adding the following countries and fields-of-use to its authorized reselling territory:

-    Central and South America to all potential customers

- Italy, Greece, Turkey, Eastern Europe, Israel, and India to all potential customers.

     In Phase 1, PKI is not permitted to re-sell the OmniFLEX into any other country, and PKI is not permitted to re-sell the OmniFLEX in the U.S. and Canada into pharmaceutical/biotech laboratories performing drug discovery, including target research and discovery of new lead compounds; into chemical/polymer research labs, except as described in (ii)(c) above; or into academic, non-profit or governmental customer accounts.

     During Phase 1, BDAL will be responsible for installation and warranty service of the co-labeled OmniFLEX in the U.S., Canada and Mexico. If PKI elects to add Central and South America, Italy, Greece, Turkey, Eastern Europe, Israel, and India, then BDAL will initially be responsible for the installation, but PKI will participate in the installation in

----------
(3) [*] Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

order to train its local technicians, and PKI will be responsible for the post-installation warranty service. BDAL will provide 1-2 weeks of installation and service training to PKI at mutually agreeable times at BDAL's Massachusetts factory.

         At the beginning of Phase 1, BDAL will generally assist PKI with transferring marketing materials (e.g. Powerpoint presentations, brochures, flyers, manual, advertisements) to PKI at no charge, except for direct printing cost. BDAL retains all rights, including its copyright on these materials, but PKI is authorized to use these materials as co-labeled materials for its own marketing purposes, provided that any material changes in content must be approved in writing by BDAL. However, PKI is responsible for its own advertising, trade show and similar costs. If PKI develops additional marketing materials (e.g. application notes, product notes, photos, etc.), PKI will provide these materials to BDAL at no charge, except for direct printing cost. PKI retains all rights, including its copyright, and BDAL will obtain prior written permission from PKI if BDAL makes material changes in content. BDAL has the right to use the PKI materials as co-labeled materials for marketing purposes.

6.   CONTINUATION AND PHASE 2

         If PKI reaches or exceeds the minimum sales goal of [*](4) systems (or optionally [*] systems) in Phase 1, then this OEM distribution model is expanded globally for Phase 2, starting Jan. 1st, 2002, and until this Agreement is terminated. If at the end of Phase 1 the minimum sales goal of [*] systems (or optionally [*] systems) has not been reached

----------
(4) [*] Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

by PKI, then this Agreement can either be terminated by either party hereto, or PKI and BDAL may mutually agree to extend Phase 1 by another 2 years.

         At least 4 months prior to the beginning of the two-year Phase 2, as well as at least 4 months prior to the beginning of any subsequent 2-year Phase 2 agreement period, PKI will order a two-year minimum order to be mutually agreed upon, but in any case greater than [*](5) systems per month, to be delivered to PKI over 2 years at a minimum rate of greater than [*] systems per month. Unless the parties otherwise mutually agree, this two-year order shall be accompanied with a non-refundable down-payment of forty percent (40%) of the total order value, which will be credited against actual deliveries of OmniFLEX systems to PKI.

         Alternatively, PKI may opt to pay a cash down-payment of forty percent (40%) for the first third (one 3rd), plus an irrevocable letter of credit acceptable to BDAL for the down-payment of forty percent (40%) on the remaining two thirds (two 3rds), with both amounts to be credited against actual deliveries of OmniFLEX systems to PKI. The letter of credit will provide that, if PKI fails to meet its commitment to purchase and take delivery of systems in accordance with the agreed upon monthly delivery rate, BDAL shall have the right, after giving thirty (30) days written notice to PKI, to call the letter of credit The letter of credit will be reduced quarterly on the last business day of the quarter in an amount equal to the value of the units delivered to PKI during such quarter.

----------
5 [*] Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

         Should PKI determine that it needs more systems during Phase 2, then PKI will advise BDAL as soon as practical on forecasting for additional systems deliveries.

         During Phase 2 and subsequently, PKI may re-sell the OmniFLEX MALDI-TOF
o in the U.S., Canada and Mexico into

         (i) the for-profit food and agriculture industries for any application, including but not limited to research, production, product safety and or distribution;

         (ii) the for-profit chemical, petroleum and polymer industries for applications involving

              (a) the characterization of raw materials, intermediates and products used in the production and distribution of synthetic polymers, bulk chemicals, specialty chemicals, and petrochemicals, and

              (b) the development of analytical methods used to support the characterizations describe in (ii)(a) above; and

              (c) research laboratories only as far as these research labs are involved in methods development for (ii)(a) and (ii)(b) above;

         (iii) QA/QC, manufacturing, drug development and clinical trials in the for profit pharmaceutical and biotech industry for applications specifically involving

              (a) the characterization of any molecular components integral to the manufacture and distribution of commercial products, and

              (b) the characterization of any molecular component integral to the development and evaluation of pharmacologically active compounds for any development phase after the identification of lead candidate compounds, including characterization of polypeptides, oligonucleotides, and carbohydrates synthesized within core laboratories when these compounds are used as enabling tools for any development phase after the drug discovery phase and the identification of lead compounds. in such other countries and geography, which may be broader than during Phase 1, and into country-specific fields of use as will be mutually agreed between the parties prior to the beginning of Phase 2, provided that the monthly minimum quantity of units will exceed the two (2) units per month of Phase 1 by a mutually agreeable amount.

     In Phase 2 and subsequently, PKI is not permitted to re-sell the OmniFLEX globally into pharmaceutical/biotech laboratories performing drug discovery, including target research and discovery of new lead compounds; into chemical/polymer research labs, except as described in (ii)(c) above, or into academic, non-profit or governmental customer accounts. During Phase 2, PKI will be responsible for installation and warranty service of the co-labeled OmniFLEX globally.

         For post-warranty service, PKI and BDAL will adopt a two-layer service strategy with front-line service support by PKI for straight-forward service issues (e.g. subunit exchange, calibration, vacuum service, laser alignment, software loading), and back-up BDAL service by factory-engineers for difficult problems.

7.   OEM PRICING AND VOLUME DISCOUNTS

         Assuming that PKI herewith places a minimum order with BDAL for [*](6) systems at the beginning of Phase 1, as discussed in section 5 above, and a minimum order of [*]

----------
(6) [*] Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.


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systems at the beginning of the Phase 2 two-year period (or subsequent two-year
Phase 2 type periods), an OEM Discount of [*](7) shall apply, as long as BDAL is responsible for installation and warranty service. "OEM Discount" is the percentage discount off the U.S. list price given in Attachment A, which shall be fixed for Phase 1, but which may increase or decrease in Phase 2 and subsequently.

         Specifically, for the minimum order of [*] systems under Phase 1, the OEM transfer price per system to PKI shall be [*], as long as BDAL is responsible for installation and warranty service.

         During Phase 1, and as long as PKI takes delivery of [*] OmniFLEX systems from BDAL per month, PKI's OEM Discount for other MALDI-TOF accessories, consumables and software will be [*] off BDAL's applicable U.S. list price, as it may be in effect from time to time.

         All pricing is understood as F.O.B. BDAL's factory in Billerica, USA, and does not include import duty, or any country or local sales tax, VAT, Mehrwertsteuer, or similar.

         As part of this Agreement, PKI grants BDAL a [*] OEM discount on digitizers purchased by BDAL from PKI Ortec division on minimum orders of [*] units per order. BDAL forecasts that it will wish to purchase [*] Ortec digitizers in 2000, and [*] Ortec digitizers in the year 2001, but this forecast shall not be contractually binding.

----------

(7) [*] Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.


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


         For each OnmiFLEX system for which PKI provides the warranty service, the OEM Discount is increased to [*](8). For each OmniFLEX system for which PKI performs installation, acceptance and warranty service, the OEM Discount is increased to [*].

         The transfer prices above includes Windows-NT workstation (present configuration: 500 MHz Pentium PC, 19" color monitor, 256MB RAM, >8 GB hard disk, 1.44 MB floppy, CDR drive for data archival, Ethernet connection) and a HP 1100xi laser printer. Should PKI decide to supply the Windows-NT workstation and the laser printer, then the transfer price for each OmniFLEX system is reduced by $2,856.00. However, PKI needs to send each Windows-NT workstation to BDAL for complete software loading and systems final test 4-6 weeks prior to the expected factory shipment date.

8.   DEVELOPMENT, DEMONSTRATION, TESTING (DDT) DISCOUNT

         For OMNIFLEX systems purchased by PKI for internal applications development, or internal customer demonstration purposes, the DDT discount shall be [*] off BDAL's applicable U.S. price list. For Phase 1, the DDT transfer price to PKI is [*]. PKI may not resell any systems purchased under this DDT discount until the earlier of two years after delivery to PKI or the termination or expiration of this Agreement, unless there is an imminent major model change, which would make the DDT systems in PKI's demo inventory obsolete.

9.   PAYMENT TERMS

     For each ONPULEX system, the payment terms for each OEM system are as follows:

----------

(8) [*] Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.


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


     40% deposit N30 after order placement
     30% N30 after delivery
     30% N30 upon installation and acceptance

     For the first [*](9) units in Phase 1, the 40% cash down payment will be deemed to satisfy the requirement for a 40% deposit and 30% will be due N30 after delivery and 30% will be due N30 upon installation and acceptance. For the remaining [*] units in Phase 1 subject to the letter of credit referred to in
Section 5, 70% will be due N30 after delivery and 30% N30 upon installation and acceptance.

10.  WARRANTY AND SERVICE

         In Phase 1, the cost of customer site preparation according to BDAL's site planning guide, or rigging and transportation of the system into the PKI or customer lab, and consumables required for the installation, are not included in the BDAL OEM price. If PKI or its customers require additional installations (in addition to the one installation included in the normal transfer price of [*]), then these additional installations will be billed by BDAL to PKJ, or its customer, at normal posted BDAL service rates. In Phase 1, each system price includes a one-year limited warranty under BDAL's standard warranty terms, a copy of which is attached hereto as Attachment C. The period of warranty is one year following demonstration of specifications, but in any event not more than 13 months after delivery, if the beginning of installation is delayed for no fault of BDAL. If, however, the installation and acceptance of the system by BDAL takes longer than 2 weeks because the OmniFLEX system does not meet its performance

----------

(9) [*] Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

specifications for reasons other than siting problems, then the one year warranty shall run from acceptance of the instrument.

          Warranty covers both parts and labor.

         In Phase 2, or whenever PKI is responsible for the warranty service, PKI will supply warranty service labor, be responsible for travel and related costs of its service technicians, etc. However, BDAL provides to PKI a limited 13 months hardware back-up warranty, beginning upon shipment by BDAL to PKI or its customer, for all submits which are not wear-and-tear items or consumables. This BDAL hardware warranty is for parts-exchange or BDAL depot level parts repair service only, and does not cover field service.

         After the expiration of the one-year limited warranty (or at any time when PKI needs expert assistance with installations or warranty service for which PKI is responsible per this Agreement) PKI, or the final customer, may purchase additional annual Maintenance Service Agreements (MSA) or per-call service from the BDAL service organization in each country at normal MSA or per-call service rates, posted in each country from time to time. If a customer requires additional response time guarantees, or 24/7 coverage, then surcharges to the normal BDAL MSA rates will apply.

     BDAL will sell to PKI any spare parts needed by PKI to service the OmniFLEX system as long as such system is manufactured and for an additional seven (7) years after manufacture of such system is discontinued, or for an additional seven (7) years after the termination of this Agreement, whichever is earlier, at a discount level of [*](10) off of BDAL's U.S. list price.

11.  LICENSING OF BDAL'S MALDI-TOF IP FOR OEM SYSTEMS

         With the purchase of each OMNIFLEX system, PKI and its final system's customer receives a paid-up non-exclusive license for each particular OMNIFLEX system to use this particular system under BDAL's intellectual property, including all patents owned by or exclusively licensed by BDAL, for MALDI-TOF mass spectrometry. Specifically, this license includes the Indiana University patent portfolio on SVCF (Space-Velocity Correlation Focussing, by J. Reilly et. al.), and for BDAL OEM MALDI-TOF systems purchased by PKI, the royalty cost to Indiana University will be paid by BDAL. The sublicense agreement in Attachment D, which will be executed simultaneously as a separate agreement, is required for this Agreement to become valid.

     Each software package sold from BDAL to PKI comes with a single CPU license which PKI may transfer to the final customer. Details of the software licensing and sublicensing will be subject to BDAL's standard software licensing policy, as it may be in effect from time to time.

12.      OVERSIGHT BOARD

         BDAL and PKI will each appoint two members to serve on an oversight board ("Oversight Board") with respect to this Agreement. Initially, the representative of BDAL will be Frank H. Laukien and Victor Fursey, and the representatives of PKI will be Dr. Robert Rosenthal and Michael Elliott. The oversight board will meet on a quarterly basis or as otherwise agreed upon by BDAL and PKI to review the progress under the

----------
(10) [*] Indicates information has been omitted and separately filed with the Securities and Exchange Commission pursuant to an application for an order declaring confidential treatment thereof.

Agreement, to review and approve modifications to this Agreement, and attempt in good faith to resolve any disputes that may arise before the arbitration provisions of Section 13.9 are invoked to resolve any dispute. The Oversight Board will also meet, in person or by telephone, to address any issues relating to the interpretation of the field of use language in Section 5 in order to minimize customer confusion and resolve disputes as quickly as possible.

13.      GENERAL TERMS AND CONDITIONS

13.1 The terms and conditions of this Agreement are confidential, and any press releases will be done by mutual agreement.

13.2 Neither party acquires any intellectual property rights under this Agreement except the limited rights necessary to carry out the purposes set forth in paragraph 11.

13.3 Both parties shall adhere to all applicable laws, regulations and rules relating to the export of technical data and equipment. PKI shall not export or re-export any BDAL product or technical data to any proscribed country listed in such applicable laws, regulations and rules unless properly authorized.

13.4     This Agreement does not create any agency or partnership relationship.

13.5 All additions or modifications to this Agreement must be made in writing and must be signed by both parties.

13.6 This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and it supersedes all prior agreements, understandings and negotiations, written or oral, between the parties with respect to the subject matter hereof, except for a previously signed Confidentiality Agreement. Drafts to this Agreement were exchanged and drafted by both parties hereto, and accordingly this Agreement shall be considered jointly drafted.

13.7 This Agreement is made under, and shall be construed according to, the laws of the Commonwealth of Massachusetts.

13.8 Neither party shall be liable to the other party for any special, consequential or punitive damages, including, but not limited to, loss of profits. The provisions of this section shall survive any termination of this Agreement.

13.9 Neither party shall institute a proceeding in any court or administrative agency to resolve a dispute between the parties before that party has sought to resolve the dispute through direct negotiation with the other party using the Oversight Board established in accordance with Section 12. If the dispute is not resolved within thirty (30) days after a demand for direct negotiation, the aggrieved party may then seek relief through arbitration in Boston Massachusetts administered by the American Arbitration Association under its commercial arbitration rules before a single arbitrator; provided that persons eligible to be selected as the arbitrator shall be limited to attorneys-at-law who have practiced law for at least 15 years specializing in either general commercial litigation or general corporate and commercial matters. The arbitrator shall base his or her award on applicable laws and judicial precedent and include in such award a statement of the reasons upon which the award is based. Judgement on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Both parties will share the cost of the arbitration equally. The arbitrator may not award special, consequential or punitive damages.

14.  NOTICE

         All notices and other communications required by this Agreement shall be deemed duly given when deposited in the mail, postage prepaid, registered or certified First Class mail and addressed to the address given below (unless a different address shall have been duly given previously) or sent by telephone facsimile (with receipt confirmed by telephone):

           If to BDAL, to:
                  Bruker Daltonics Inc.
                  44 Manning Road
                  Billerica, MA 0 1821
                  Attention: President
                  Facsimile No.: (978) 667-0985

         If to PKI, to:
                  PerkinElmer Instruments LLC
                  761 Main Avenue
                  Norwalk, Connecticut 06859
                  Attention: President
                  Facsimile No.: (203) 761-2800

15.  EXCUSABLE DELAYS

     Neither party shall be liable in damages for failure to perform under this Agreement due to any causes beyond its control and without its fault or negligence, including, but not restricted to, acts of God, acts of war, governmental acts, fires, floods, epidemics, quarantine restrictions, freight embargoes, strikes, unusually severe weather, or delay of a subcontractor due to such causes (unless the materials, supplies, or services to be furnished under a subcontract are procurable from other sources). In the event that a party discovers any facts which may, or could with the passage of time, result in a delay in performance due to an event beyond its control, that party shall immediately provide written notice to the other party of such facts (including a description of the cause of the delay, an estimate of the duration of the delay and a statement regarding the remedial steps that are being undertaken to resume performance) and shall take all measures and precautions to reduce the effects of the delay on contract performance. The time for performance under this Agreement shall be extended by an amount of time equal to the period of delay; provided, however, that, if the delay lasts more than ninety (90) days, the party whose performance is not delayed shall have the right, but not the obligation, to terminate this Agreement without liability.

16.      NAME AND TRADEMARK

16.1. BDAL hereby grants to PKI a royalty-free, non-exclusive license under the BDAL Trademarks, that pertain to the OmniFLEX and its Accessories, to distribute these BDAL products to which any of the BDAL Trademarks have been applied by BDAL; and use any documentation provided by BDAL hereunder. No license is granted to PKI to use the name Bruker Daltonics -Registered Trademark- as, or as part of, a corporate name and/or a trading name.

16.2. PKI hereby grants to BDAL a royalty-free, non-exclusive license under the PKI Trademarks, to apply the PKI Trademarks to the co-labeled OmniFLEX before supplying them to PKI.

16.3 The BDAL Trademarks and PKI Trademarks shall be applied to the products in accordance with such principles as may be agreed between the parties regarding the form, location and prominence of such trademark, each such trademark to be of equal prominence to each other.

16.4 All rights in the BDAL Trademarks are owned by BDAL, and all rights in the PKI Trademarks are owned by PKI. All rights granted pursuant to this Section 16 shall terminate upon the expiration or termination of this Agreement. This applies to registered or unregistered trademarks.

17.  PATENT INDEMNITY

     BDAL shall defend, indemnify and hold PKI harmless from and against all claims, damages, costs (including reasonable attorneys fees), or judgments against PKI in which it is determined or alleged that the sale or the use of any of BDAL product infringes any patent, copyright, trademark or any other intellectual property right of any third party. PKI agrees that BDAL, at its sole option, shall be relieved of the foregoing obligations unless PKI or its customers (i) notifies BDAL promptly in writing of such claim, suit or proceeding, (ii) gives BDAL available information and assistance to settle and/or defend any such claim, suit or proceeding, (iii) gives BDAL authority over the defense or settlement of such claim as contemplated above, and (iv) refrains from settling such claim without BDAL's written consent. If a product (or any part thereof) is, or in the opinion of BDAL, may become, the subject of any claim, suit or proceeding for infringement of any patent, copyright or trademark, or if it is determined that a product (or any part thereof) is infringing and, as a result, its use is enjoined, then BDAL may, at its option and expense: (i) procure for PKI the right under such patent, copyright or trademark to distribute such product (or such part thereof) without prejudice to BDAL's obligations above; or (ii) replace such product (or part thereof) with other suitable parts; or (iii) suitably modify such product (or part thereof) to make them non-infringing without modifying their capability; or (iv) if the use of a product (or part thereof) is prevented by injunction, remove such product (or part thereof) and refund the aggregate payment paid therefor by

PKI less an amount to account for actual use by PKI's customer, as measured over a sixty month (60) month life span.

18.  TERMINATION

     If either party shall, at any time, commit any material breach of any of the terms or conditions of this Agreement, the non-breaching party shall give notice of the breach to the breaching party. If the breaching party fails to cure the breach within forty-five (45) days of said notice (or such longer period not to exceed ninety (90) days if such breach is incapable of cure within forty-five days, provided that the breaching party continues diligently to cure said breach during such period), the non-breaching party may terminate this Agreement, effective immediately.

     In the event that at any time during the term of this Agreement, either party is adjudged insolvent or bankrupt or shall make an assignment for the benefit of its creditors, the other party hereto shall have the right, at its election, to terminate this Agreement effective upon the giving of written notice. In no event shall this Agreement be construed as an asset of the bankrupt party.

     Upon termination of this Agreement, PKI shall immediately cease to describe itself as a distributor of products. BDAL shall honor its obligations under this Agreement with respect to orders for products placed prior to the effective date of termination or expiration, and shall fill such orders that are accepted by it prior to the effective date of such termination or expiration.

SIGNATURES:


For PKK: /s/ Robert Rosenthal                   For BDAL: /s/ Frank H. Laukien
         --------------------                             --------------------
Name:    Robert Rosenthal                       Name:     Frank H. Laukien
Title:   President & CEO                        Title:    President & CEO
Date:    March 06, 2000                         Date:     March 02, 2000

                                  ATTACHMENT A:
               OMNIFLEX -TM- LINEAR BENCH-TOP MALDI-TOF MS SYSTEM
                 NORTH AMERICAN PRICE LIST AS OF MARCH 13, 2000

1.       TOF- 500: OMNIFLEX -TM- BENCH-TOP MALDI TOF MS:

         Linear time-of-flight mass analyzer
         -        120 cm linear TOF analyzer
         -        Positive and negative ion detection
         - High sensitivity fast MCP detector system with detector housing
         -        Integrated vacuum system and electronics with compact
                  Bench-Top footprint

                 Gridless MALDI source with Pulsed Ion Extraction (PIE -TM-)
         - SCOUT -TM- 100 X-Y stage ion source with 100-position target and magnifying observation optics
         -        Gridless design for maximum sensitivity
         - Precise X-Y positioning of sample allowing access to all target area
         -        Easy to use GUI for simple mouse control of system
         -        Automatic vacuum lock for sample target introduction
         -        Computer-controlled UV LASER (N2 @ 337nm)
         -        4 exchangeable targets (2 x 100 position, 2 x 49 position)

                 Pumping system including vacuum measurement and control unit
         -        70 l/sec turbomolecular pump including fore-pump
         -        Vacuum measurement system and control unit

                 Data System and Software
         -        1 GHz 8-bit Digitizer
         - Windows-NT workstation: 19" color monitor, 256MB RAM, greater than 8 GByte hard disk, 1.44 MByte floppy drive, CDR drive for data archival, EtherNet connection for external networks
         -        Video camera capture card for on-screen display of target spot
         -        Mass spectrometry software for data acquisition
                  (NT-Acquisition), processing (XMASS-NT -TM-), plotting, and analysis in a networked multi-user environment
         -        Laser printer for data output

                 SYSTEM LIST PRICE                                                   130,000.00



                                       24


         OMNIFLEX -TM- OPTIONS

2.       Reflectron option: intentionally left blank

3.       TOF-170: MAP II (MALDI AUTO PREPARATION) SAMPLE AND LIQUID HANDLER          24,000.00
         -        Gilson 215 autosampler with liquid handler and injector,
                  customized for MALDI application with disposable tips
         -        Racks available for a wide variety of sample vials, and 96 and
                  384 well plates
         -        Fully computer controlled from Windows NT data station (not included), includes all control software and all
                  user-interface software with Bruker MALDI applications
                  software

4.       TOF-445: ADDITIONAL LICENSE FOR XMASS, NT VERSION                           3,500.00
         -        License to run XMASS on one additional NT workstation, for offline data processing, does not include installation.

5.              TOF-450: MS BIOTOOLS NT BASED ANALYSIS AND INTERPRETATION PACKAGE    5,000.00
         -        Supports processed spectra and/or peak picking results from
                  FLEX -TM- III series of MALDI-TOF mass spectrometers,
                  BioTOF -TM- orthogonal ESI-TOF system, ESQUIRE -TM-
                  -LC ESI ion trap system, and APEX -TM- II series of FTMS
                  systems.
         -        Communication and File Import/Export of XMASS spectra,
                  FAST -TM- (post-source decay) spectra, LC ion trap profile spectra from Bruker/Agilent ESQUIRE-LC systems, deconvoluted single charged profile spectra, GPMAW Sequence Files
                  (unmodified amino acids only), and clipboard support for
                  spectra and data
         -        Annotation of spectra and sequence data to visualize and score the match between MS/MS spectra and the sequence.
         -        Automatic generation of sequence tags for database searches
         -        Internet library searches are fully integrated in the software using EMBL PeptideSearch and MASCOT (peptide fingerprint and
                  MS/MS)
         -        Requires Windows NT (4.0 with Service pack 3, Microsoft
                  Internet Explorer 4.0 or greater) PC with Pentium II CPU,
                  minimum 300 MHz, graphic resolution 1024 * 768 pixel with 256 colors or better, 128 MBytes of RAM or better, 4 Gbytes or larger hard disk (SCSI recommended), 3.5" Floppy Drive with
                  1.44 MB capacity, CD-ROM Drive (4x or greater), and Ethernet interface (Computer not included)

6.       FACTORY TRAINING COURSE                                                     1,800.00
         -        3 day course at the factory
         -        Includes instrument control, data acquisition and processing
         -        Includes sample preparation and application-specific training
         -        Price is person and excludes all travel & lodging expenses

7.       100-POSITION TARGET (REF: A3315)                                            200.00

8.       49-POSITION TARGET (REF: A3316)                                             200.00

                                  ATTACHMENT B
               OMNIFLEX -TM- LINEAR BENCH-TOP MALDI-TOF MS SYSTEM
                             PRODUCT SPECIFICATIONS

--------------------------------------------------------------------------------
                                  OMNIFLEX -TM-

                       INSTALLATION QUALIFICATION REPORT:
--------------------------------------------------------------------------------

                  CUSTOMER:
                            ------------------------

                            ------------------------

                            ------------------------

                            ------------------------

BASIC CONFIGURATION

TOF MASS          Bench-top MALDI-TOF Mass Spectrometer
ANALYZER          Pulsed Ion Extraction, PIE[logo]
                         120 cm linear flight path
                  70 l/sec turbo-molecular pump with backing pump

SOURCE AND        100-sample Scout100 -TM- X-Y stage
OPTICS            Magnifying sample observation optics
                  337 nm Nitrogen laser with computerized attenuation positive or negative ion analysis at 20kV acceleration

DATA              Pentium computer
SYSTEM                     - Windows NT 4.0 Operating system
                           - 256 MB memory
                           - 10.0 GB IDE drive
                           - 3.5" floppy drive
                           - 19" VGA color monitor
                           - CDR drive for software upgrades and data backup
                  1 GHz 8 bit digitizer
                  XMASS -TM- data processing software
                  NTDS[logo] - Simultaneous real-time data acquisition

                  Optional printer, type: _____________________ (e.g. HP 1100xi)

         LINEAR OMNIFLEX PERFORMANCE SPECIFICATIONS                    OBSERVED

         * Data Acquisition less than 2 min. after sample change:
         _______

         * MALDI mass resolution (FWHM):
                  greater than 3,500 for m/z = 2465 [ACTH (18-39)]
         _______

         * MALDI mass accuracy measured on mixture of
                  Angiotensin II, Angiotensin I, Substance P, Bombesin:
                  Internal calibration: average error  less than 100 ppm
         _______
                  External calibration: average error less than 0.02%
         _______

         * MALDI sensitivity: S/N greater than or equal to 10:1 for 50 fmole at m/z = 1,047 (Angiotensin II)
         _______

         * MALDI mass range:
                  BSA dimer detected at approximately 132 kDa
         _______

ADDITIONAL ACCESSORIES DELIVERED:

------------------------------------------------------------

------------------------------------------------------------

------------------------------------------------------------

ACCEPTANCE COMMENTS:

------------------------------------------------------------

------------------------------------------------------------

------------------------------------------------------------

CHECK APPROPRIATE BOX:
The O installation (O final test) is satisfactorily completed and the O warranty period (O customer shipment) will commence.

Date:
      -------------------------

-------------------------------                    ----------------------------
Customer (Manager) Signature                       TOF Engineer Signature

                                  ATTACHMENT C
               OMNIFLEX -TM- LINEAR BENCH-TOP MALDI-TOF MS SYSTEM

                                STANDARD WARRANTY

                                  Attachment D:
                            OEM SUB-LICENSE AGREEMENT

         THIS AGREEMENT (the "Agreement") is made and/or entered into by and between Bruker Daltonics Inc. ("Licensor"), a Delaware corporation with its principal place of business at Fortune Drive, Manning Park, Billerica, Massachusetts 01821, and PERKINELMER INSTRUMENTS LLC ("Licensee") a ______________________ corporation with its principal place of business at 761 Main Avenue, Norwalk, CT 06859.

         WHEREAS, Licensor is the exclusive licensee of, having the full right to grant sublicenses to, the Patent Rights, as these are defined with particularity herein; and

         WHEREAS, Licensee desires to obtain a license under certain patent rights held by Licensor, as defined with particularity in this Agreement;

         NOW, THEREFORE in view of the promises set forth below, the parties hereto agree as follows:

1.       DEFINITIONS

         Solely for the purposes of this Agreement the following terms, as used herein, will have the meanings specified below:

                  1.1 "Effective Date" means the date last written below.

                  1.2 "Patent Rights" means those patents and/or patent applications listed on Schedule A and any patents issuing from such patent applications, or any related U.S. or foreign applications or patents based upon any of such patent applications or patents, as well as any continuations, divisions, reexaminations, reissues, substitutes, renewals or extensions of any of the foregoing patent applications or patents.

                  1.3 "Affiliate" of a specified entity means an entity that directly or indirectly controls, is controlled by, or is under common control with, the specified entity. For purposes of this Agreement, the direct or indirect ownership of more than 50% of the outstanding voting shares of an entity, the right to receive 50% or more of the profits or earnings of an entity, or the right to control policy decisions of an entity, will be deemed to constitute control.

                  1.4 "Licensed Product" or "Licensed Products" means and includes any apparatus, device, system, product, article of manufacture, appliance, method or process, the practice, manufacture, use or sale of which would be, but for this Agreement, covered in whole or in part by a pending claim in a pending application within the Patent Rights or an unexpired claim in a patent within the Patent Rights.

                  1.5 "Net Sales" means the gross sales amount of all sales or leases of Licensed Products by Licensee, Affiliates or sublicensees to any distributors and/or customers minus any customary quantity, trade or cash discounts actually given, allowed returns or allowances given in lieu of allowed returns, freight and insurance, if separately itemized on the invoice and paid by the customer, and any value added, sales, use or excise taxes actually included in the invoice amount, provided, however, that no deductions will be taken for any other costs incurred in the manufacture, offering for sale, sale, distribution, shipment, promotion, advertisement, exploitation or commercialization of the Licensed Products, for any costs of collections or any uncollectible accounts, or for any other costs, expenditures, fees or expenses. For all Licensed Products used by Licensee as premiums to promote, market, sell and/or lease products or processes other than Licensed Products such premiums will be deemed to have been sold at Licensee's customary sales price. Licensed Products will be considered "sold" when delivered, billed out, or invoiced, whichever comes first. In the cases of transactions not at "arm's length" and of transactions in which the Licensed Product is exchanged for other than a separate, entirely-money consideration, "Net Wholesale Price" shall mean Fair Market Value.

                  1.6 "Fair Market Value" as applied to Licensed Products means the Net Sales which the Licensee (or its Affiliate) would realize from an unaffiliated buyer typical of Licensee's (or its Affiliate's) buyers in an arm's length sale of identical apparatus in the same quantity and at the same time and place as such transaction; provided, however, that Fair Market Value shall not be lower than complete cost less the items specified in paragraph 1.5 above to be deducted from Net Sales, to the extent these items are included in such complete cost) plus a normal profit factor.

2.       GRANT OF SPECIAL OEM SUB-LICENSE

                  2.1. Licensor hereby grants an individual systems' license to Licensee, with the right to grant sublicenses to its Affiliates, to use and/or to re-sell each MALDI-TOF mass spectrometer purchased by Licensee from Licensor under a separate "MALDI-TOF MASS SPECTROMETRY COLLABORATION AND OEM AGREEMENT" of even date.

                  2.2. Pursuant to the separate "MALDI-TOF MASS SPECTROMETRY COLLABORATION AND OEM AGREEMENT" Licensor shall be responsible for the payment of all royalties to IU-ARTI on Licensor's MALDI-TOF systems sold as OEM systems to Licensee.

                  2.3. Any license granted under this Agreement shall not constitute or be interpreted as a license to the Licensee for manufacture, use or sale of any other MALDI-TOF or other mass spectrometer, other than the OEM MALDI-TOF systems specifically purchased from Licensor under the terms of the "MALDI-TOF MASS SPECTROMETRY COLLABORATION AND OEM AGREEMENT". In particular, this Agreement does not waive for the Licensee future access payments, retroactive or future royalty payments on any other MALDI-TOF or other mass spectrometer not specifically covered by this Agreement.

3.       PAYMENTS/LICENSE FEES AND ROYALTIES

         This section is not applicable, as Licensor pays all royalties to IU-ARTI for OEM MALDI-TOF systems sold to Licensee under the separate "MALDI-TOF MASS SPECTROMETRY COLLABORATION AND OEM AGREEMENT".

4.       REPRESENTATION AND WARRANTIES

         Licensor warrants that, to the best of its knowledge and belief, it is the sole exclusive licensee of all rights, title, and interest in the Patent Rights, free of any liens, encumbrances, restrictions and other legal or equitable claims, subject, however, to any rights of governmental authorities, including full right and authority to sublicense the Patent Rights.

5.       RECORDS, REPORTS, AND PAYMENTS

                  5.1               not applicable

                  5.2               not applicable

                  5.3               not applicable

                  5.4               not applicable

6.       TERM OF THE AGREEMENT

                  6.1 Unless sooner canceled or terminated as herein provided, the individual system's license granted under this Agreement will continue for ten (10) years or for the full term of the last expiring patent or patent application within the Patent Rights, whichever is longer.

                  6.2 If Licensee becomes bankrupt or insolvent, or files a petition in bankruptcy, or if the business of Licensee is placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of Licensee or otherwise, this Agreement will automatically terminate without any notice whatsoever to Licensee.

                  6.3 not applicable

                  6.4 Licensee will have the right to terminate this Agreement with or without cause at any time upon six (6) months written notice to Licensor.

                  6.5 not applicable

                  6.6 If, at any time during this Agreement, Licensee directly or indirectly opposes or assists any third party to oppose the grant of any Letters Patent on any patent application within the Patent Rights or disputes or directly or indirectly assists any third party to dispute the validity of any patent within the Patent Rights, or any of the claims thereof, Licensor will be entitled thereafter to terminate immediately all or any portion of the license granted under this Agreement by notice thereof to Licensee.

                  6.7 In the event that any claim of any application within the Patent Rights is canceled, abandoned, or otherwise disallowed by a final non-appealable or non-appealed action of a Patent Office having jurisdiction, or in the event that any claim of any patent within the Patent Rights is held invalid or unenforceable by a non-appealable or non-appealed decision by any court of competent jurisdiction, such claim will be deemed to have expired, as of the date of final disallowance or final decision of invalidity or non-enforceability.

                  6.8 Provisions of this Agreement which by their nature contemplate rights and obligations of the parties to be enjoyed or performed after the expiration or termination of this Agreement will survive until their purposes are fulfilled. Termination of this Agreement for any reason will not relieve either party of its obligations under this Agreement previous to the effective date of such termination.

7.       NON-TRANSFERABILITY OF LICENSES

                  7.1 The license granted by this Agreement can be transferred by the Licensee, but only as part of a transaction by which the Licensee divests itself of all or substantially all of the business of manufacturing and/or selling Licensed Products. In the event of such a transfer, Licensee and its Affiliates shall thereupon cease to be Licensees hereunder, but such termination of licenses shall not affect any obligations to pay royalties which may have accrued prior thereto.

                  7.2 Should any entity or person cease to be an Affiliate of a party, as that term is defined in paragraph 1.3 above, this Agreement shall be terminated as to that entity or person, who shall have no further rights or obligations under this Agreement; provided, that such termination of Affiliate status shall not affect any obligations to pay royalties which may have accrued prior thereto.

                  7.3 The license granted in this Agreement shall be binding upon any successor of Licensor in ownership or control of the Patent Rights, and the obligations of Licensee, including, but not limited to, the obligation to make reports and pay royalties, shall run in favor of any such successor of Licensor's benefits under this Agreement.

8.       PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

         Any payment, notice, or other communication pursuant to this Agreement will be sufficiently made or given on the date of mailing if sent to such party by express mail or certified first class mail, postage prepaid, made out to Bruker Daltonics,

         Inc. and addressed to it at its address below or made out to Licensee and addressed to it at its address below as either party will designate by written notice given to the other party:

         Licensor:         Frank H. Laukien, President
                           Bruker Daltonics Inc.
                           Fortune Drive, Manning Park
                           Billerica, MA 0 1821

         Licensee:         Robert Rosenthal, President
                           PerkinElmer Instruments LLC.

                           ----------------------------
                           ----------------------------

9.       MISCELLANEOUS PROVISIONS

                  9.1 Each party hereto agrees that it will not release any information to any third party with respect to the terms of this Agreement without the prior written consent of the other party. This prohibition includes, but is not limited to, press releases, educational and scientific conferences, promotional materials, governmental filings, and discussions with lenders, investment bankers, public officials, and the media. Should any third party seek to obtain any information by legal process with respect to the existence or terms of this Agreement from either Party hereto, such Party shall promptly notify the other Party hereto, and shall take all appropriate measures to avoid and minimize the release of such information.

                  9.2 This Agreement will be construed, governed, interpreted, and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., except that questions affecting the construction and effect of any patent will be determined by the law of the country in which the patent was granted.

                  9.3 In the event of an adjudication to resolve a dispute over the scope to or appropriate royalty payment (if any) under, any of the Patent Rights licensed under this Agreement, the Licensee may place any disputed royalty payments in an interest-bearing escrow account mutually satisfactory to the Licensee and Licensor, rather than paying them to the Licensor, during the pendency of the adjudication. If the determination of the adjudication is that no royalty payment is owed to the Licensor, the escrowed funds, together with any accrued interest, shall be returned to the Licensee. If the determination of the adjudication is that a royalty payment is owed to the Licensor, the escrowed funds, together with any accrued interest, shall be paid to the Licensor.

                  9.4 This Agreement constitutes the entire understanding between the Parties hereto with respect to the subject matter hereof. This Agreement supersedes any prior agreements between the Parties hereto as to the subject matter of this Agreement except as specifically provided herein. No modification, extension or waiver of any provision hereof or any release of any right hereunder shall be valid, unless the same is in writing and is consented to by both Parties hereto.

                  9.5 The provisions of this Agreement are severable, and if any provision of this Agreement is held to be ineffective, unenforceable or illegal for any reason, such ineffectiveness, unenforceability and/or illegality shall not affect the validity or enforceability of any or all of the remaining portions hereof.

                  9.6 This Agreement shall be construed in accordance with its fair meaning and not strictly for or against any Party.

                  9.7 This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but both of which together constitute one and the same Agreement.

                  9.8 Paragraph titles or captions contained herein are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement, nor the intent of any provision thereof.

                  9.9 Each Party acknowledges that it has or has, had the opportunity to consult with counsel of its choice and that in executing this Agreement it has not relied upon any statements, representations or agreements of any other person other than those contained herein.

                  9.10 Notwithstanding Paragraph 1.5 above, at anytime prior to the expiration of the patents licensed pursuant to this Agreement, Licensee may challenge in a legal proceeding the validity or enforceability the Patent Rights. Licensor may not use in said legal proceeding this Agreement, the language contained herein or the royalty payments previously made or required to be made by this Agreement as an admission by Licensee that any Patent Rights are valid, enforceable or infringed.

                  9.11 Licensee agrees to mark the Licensed Products made, used or sold in the United States with all applicable United States patent numbers. All Licensed Products used, shipped to or sold in other countries will be marked in such a manner as to conform with the patent laws and practice of the country of use, shipment, and/or sale.

                  9.12 No failure or delay on the part of either Party hereto in the exercise of any power, right or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

                  9.13 Nothing in this Agreement shall be construed as:

                                   (a) a warranty or representation as to the
                           validity, enforceability or scope of any patent by the Licensor;

                                   (b) a warranty or representation that any
                           manufacture, sale, lease, use or importation will be free fi7om infringement of patents other than those under which and to the extent to which licenses or covenants are in force hereunder, including patents of third parties;

                                   (c) an agreement to bring or prosecute
                           actions or suits against third parties for infringement;

                                    (d) conferring any right to use, in
                           advertising, publicity or otherwise, any name, trade name, trademark, service mark, symbol or any other identification or any contraction, abbreviation or simulation thereof,

                                   (e) conferring by implication, estoppel or
                           otherwise any license or other right under any patent, except as expressly granted herein;

                                   (f) a representation or warranty of any kind
                           or the assumption of any responsibility whatsoever by any Party with respect to the manufacture, sale, lease, use or other disposition of any product or method licensed hereunder (including without limitation, claims of third parties asserting that a product is defective or unsafe for its intended purpose); and

                                   (g) a representation deemed to place Licensee
                           and Licensor in a partnership, joint venture or agency relationship and neither party will have the right or authority to obligate or bind the other party in any manner.

                  9.14 All notices and communications provided for hereunder shall be in writing and shall be mailed or delivered to the business address of the respective Parties as aforementioned, or to such other address as any Party may designate from time to time in writing to the other.

                  9.15 Each of the Parties agrees to perform reasonably requested actions of the other Party which are required to effectuate the covenants and purposes of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals and duly executed this Agreement as of the day and year set forth below.

     LICENSEE                                       LICENSOR

BY:  /s/ Robert Rosenthal                      BY:  /s/ Frank H. Laukien
     --------------------                           --------------------
     Robert Rosenthal                               Frank H. Laukien
     President & CEO                                President & CEO
     PerkinElmer Instruments LLC                    Bruker Daltonics Inc.


DATE: March 06, 2000                           DATE: March 02, 2000

                                   SCHEDULE A

   ------------------- --------------------------- ----------------------------------------------------------
   US PAT. NO.         INVENTOR                                              TITLE
   ------------------- --------------------------- ----------------------------------------------------------
   ------------------- --------------------------- ----------------------------------------------------------
   5,504,326           James P. Reilly             Spatial-Velocity Correlation Focusing in Time-of-Flight
                       Steven M. Colby             Mass Spectrometry
                       Timothy B. King
   ------------------- --------------------------- ----------------------------------------------------------
   5,510,613           James P. Reilly             Spatial-Velocity Correlation Focusing in Time-of-Flight
                       Steven M. Colby             Mass Spectrometry
                       Timothy B. King
   ------------------- --------------------------- ----------------------------------------------------------
   5,712,479           James P. Reilly             Spatial-Velocity Correlation Focusing in Time-of-Flight
                       Steven M. Colby             Mass Spectrometry
                       Timothy B. King
   ------------------- --------------------------- ----------------------------------------------------------